EXHIBIT 10.12

SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFIT AGREEMENT

FOR

JEFFREY T. ARNOLD

THIS SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENT, (this “Agreement”), is made and entered Into this 15th day of December, 2010, by and between First Columbia Bank & Trust Co., a Pennsylvania banking Institution having a place of business at 232 East Street, Bloomsburg, PA 17815, (“Bank”), and JEFFREY T. ARNOLD, an individual residing at 1414 Brushy Ridge Road, Montoursville, PA 17754, (“Executive”).

INTRODUCTION

Executive and Bank have previously entered into an “Executive Employment Agreement”, (the “Existing Agreement”) dated December 14, 2010, pertaining to Executive’s employment as Chief Financial Officer of Bank. To encourage Executive to remain Chief Financial Officer of Bank, Bank Is willing to provide Executive with supplemental retirement benefits. Bank will pay the benefits from its general assets.

TERMS

1. Retirement Benefit: Subject to the vesting provisions set forth in Paragraph 2 following and subject to the general limitations set forth in Paragraph 7 following, Bank shall pay to Executive a supplemental retirement benefit (the “Retirement Benefit”). The fully vested Retirement Benefit shall be Sixty-two Thousand Five Hundred ($62,500.00) Dollars per year for a total of fifteen (15) years. Payment of the Retirement Benefit will commence with the first day of the January occurring in the calendar year after Executive attains sixty-five (65) years of age and will be made in equal consecutive monthly payments over the fifteen year term. Executive’s date of birth is January 18, 1967, making the first payment of any vested Retirement Benefit due on January 1, 2033.

2. Vesting Schedule: Subject to the limitations set forth in Paragraph 7 following, the Retirement Benefit shall vest as follows:

A. Regular Vesting Schedule: In the absence of a Change of Control, as defined in the Existing Agreement, the Retirement Benefit shall vest in the percentage amounts indicated below, based upon continuous years of service after December 31, 2010, in full time (that is, an average of no less than thirty-five hours a week) employment as Chief Financial Officer of Bank:

Vesting Schedule:

Six years (through December 31, 2016)	-	0%
January 1, 2017, after 6 continuous years of service (i.e., January 1, 2011, through December 31, 2016)	-	20% vested
For each continuous year of service (January lst through December 31st) from January 1, 2017, through December 31, 2024	-	7.5% additional vesting per year of service
For each continuous year of service (January 1st through December 31st) from January 1, 2025, through December 31, 2032	-	2.5% additional vesting per year of service

Full vesting	-	January 1, 2033

B. Vesting Upon “Change of Control”: In the event of a “Change of Control”, as defined in Paragraph 14 of the Existing Agreement, the Retirement Benefit shall fully vest, effective as of the “Date of Change of Control”, as defined in Paragraph 15 of the Existing Agreement, provided that, as of the Date of Change of Control: (a) Executive shall be in compliance with Executive’s obligations under the Existing Agreement and under this Agreement; and, (b) Executive shall be employed as Chief Financial Officer of Bank. The parties acknowledge that the “Date of Change of Control” shall include the deemed “Date of Change of Control” as defined with respect to Executive’s termination in the last paragraph of Paragraph 15 of the Existing Agreement.

C. Vesting Pertains Only to Amount: The Vesting Schedule governs only the amount of the Retirement Benefit that will be payable and not the timing of the payment of any Retirement Benefit.

3. Beneficiary Designation: If Executive provides in writing delivered to Bank’s Human Resource Director a written beneficiary designation, any vested, unpaid Retirement Benefit shall be paid to Executive’s designated beneficiary following Executive’s death. If Executive has not provided a written beneficiary designation, any vested, unpaid Retirement Benefit shall be paid to Executive’s estate. Executive may change Executive’s beneficiary designation from time to time. The timing and form of payment, however, shall remain as specified in Paragraph 1 of this Agreement.

4. Non-assignment: Executive may not assign any rights under this Agreement without the prior written consent of Bank which Bank may give or withhold in its sole discretion.

5. Section 409A Limitations: It is the intention of the parties that this Agreement and the Retirement Benefit under this Agreement meet the criteria for a non-qualified deferred compensation plan under Section 409A of the Internal Revenue Code and its implementing regulations. Notwithstanding any provision in this Agreement that may be construed to the contrary, the vested Retirement Benefit under this Agreement shall not be distributed earlier than a “Permissible Distribution Event” as defined by Section 409A of the Internal Revenue Code and Implementing regulations. No subsequent changes with respect to the timing or form of distributions may be made except in compliance with Section 409A and its implementing regulations. Payment of the Retirement Benefit is not subject to acceleration, except as may be permitted by Section 409A and its implementing regulations,

6. Not a Contract For Employment: This Agreement is not a contract for employment. Executive is employed pursuant to the Existing Agreement, the terms of which continue In full force and effect. This Agreement Is Intended to supplement the provisions of the Existing Agreement. The limitations set forth In Paragraph 7 apply only with respect to Executive’s entitlement to, and Bank’s obligation to pay, the Retirement Benefit. The restrictive covenants pertaining to non-competition and non-solicitation set forth in the Existing Agreement shall continue In effect and shall be enforceable against Executive Independently of this Agreement, Nothing In this Agreement shall be construed to alter, modify, affect or impair in any manner those non-competition and non-solicitation provisions.

7. Limitations on Payment of and Eligibility for Retirement Benefit: Executive’s entitlement to, and Bank’s obligation to pay, the Retirement Benefit to Executive under this Agreement are subject to the following general limitations which shall take precedence to any other provision hereof:

A. Excess Parachute or Golden Parachute Payment: Notwithstanding any provision of this Agreement to the contrary, if the Retirement Benefit provided under this Agreement, when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition or shall be forfeited to the extent the benefit would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency had not given written consent to pay pursuant to 12 C.F.R. §359,4. Upon written notice to Executive, together with calculations of Bank’s independent auditors, Executive shall remit to Bank the amount of the reduction plus such interest as may be necessary to avoid the Imposition of such excise tax. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), Bank shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

B. Termination for Cause, Notwithstanding any provision of this Agreement to the contrary, the Retirement Benefit provided under this Agreement shall be forfeited if Bank terminates Executive’s employment for “Cause” as defined in the Existing Agreement.

C. Removal. Notwithstanding any provision of this Agreement to the contrary, Bank shall not pay any benefit under this Agreement if Executive is subject to a final removal or prohibition order issued by an appropriate federal banking authority pursuant to Section 8(e) of the Federal Deposit iInsurance Act.

D. Non-Competition Provision:

(1) General Rule: Except as provided In the following subparagraph 7(D)(2), Executive shall forfelt his right to any Retirement Benefit not yet paid to Executive, if Executive, without the prior written consent of Bank, at any time during the period encompassing Executive’s employment with Bank and continuing after the termination (regardless of reason) of Executive’s employment with Bank throughout the period the Retirement Benefit would otherwise be payable:

(a) engages in, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise on behalf of any person, firm, corporation or enterprise: (1) the banking (including bank or financial Institution holding company), insurance or financial services Industry, or (2) any other activity in which Bank engages during the Executive’s employment with Bank in the marketing area (the “Non-Competition Area”), of Bank, the Non-Competition Area being defined for purposes of this Agreement as: (a) Columbia, Montour, Northumberland, and Luzerne Counties in Pennsylvania; (b) those additional counties, if any, in which Bank and any affiliate or subsidiary of Bank, during Executive’s continued employment with Bank, maintains a physical presence (such as a bank or investment brokerage facility); and, (c) all those additional counties that adjoin any of the counties encompassed within (a) and (b) preceding; or

(b) either directly or indirectly in any capacity whatsoever (a) obtains, solicits, diverts, appeals to, attempts to obtain, attempts to solicit, attempts to divert, or attempts to appeal to any customers, clients or referral sources of Bank to divert their business from the Bank; or, (b) solicits any person who is employed by Bank to leave the employ of Bank. “Customers, clients, and referral sources” shall include all persons who are or were customers, clients or referral sources of Bank at any time during the employment of Executive by the Bank, including employment with Bank that predates this Agreement.

(2) Exception: The non-competition condition to Executive’s eligibility to receive the Retirement Benefit as set forth in the preceding subparagraph 7(D)(1) shall not apply following a Change of Control event, as defined in the Existing Agreement, if, following a Change of Control, there is a separation, voluntarily or involuntarily, of Executive from his employment with Bank prior to his sixty-fourth (64th) birthday for reasons other than (a) Executive’s termination for “Cause” as specified in Paragraph 7(B) preceding or (b) Executive’s removal or prohibition as specified in Paragraph 7(C) preceding.

8. Applicable Law: This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania and in a manner consistent with any applicable laws of the United States of America.

9. Entire Agreement; There are no terms, conditions, promises, understandings or covenants of any nature pertaining to the subject matter of this Agreement except as are set forth in writing herein.

10. Arbitration of Disputes: The parties shall submit any dispute arising under this Agreement or under the Existing Agreement to binding arbitration under the Pennsylvania Uniform Arbitration Act. Such disputes shall Include, but not be limited to, those concerning; (a) the interpretation of this Agreement; and, (b) the obligations and responsibilities of the parties arising under this Agreement. Without limitation upon the scope of authority granted hereunder to the arbitrators In any proceeding Initiated pursuant hereto, the parties specifically agree that an award or decision of the arbitrators hereunder may render an interpretation of this Agreement, award monetary damages, and/or direct a party to take actions in compliance with the provisions hereof or any decision of the arbitrators. The procedures to be followed in any arbitration pursuant to this Agreement are as follows:

A. Method to Initiate: Any party, (the “Requesting Party”) desiring arbitration shall give written notice of such request to the other party, (the “Receiving Party”), such notice to specify the matter to be arbitrated and identifying the name, address and telephone number of the arbitrator selected by the Requesting Party. Within twenty (20) days of such notice, the Receiving Party shall appoint an arbitrator and shall notify the Requesting Party in writing of the name, address, and telephone number of the arbitrator so appointed. Within fifteen (15) days of the appointment of the last such arbitrator, the arbitrators selected by the parties shall appoint an additional arbitrator, If either party shall fall to appoint an arbitrator, or upon the failure of the arbitrators to select an additional arbitrator, a party may petition a court of competent jurisdiction to secure the appointment of such arbitrator, to the end that an arbitration panel consisting of three arbitrators shall be designated.

B. Method of Arbitration: The arbitrators so appointed shall thereupon conduct an arbitration hearing at a location In Columbia County, Pennsylvania, and shall render a decision within sixty (60) days of the appointment of the final arbitrator. The decision of a majority of the arbitrators shall be final and binding, unless a party Is denied a hearing or in the event that fraud, misconduct, corruption or other irregularity causes the rendition of an unjust, Inequitable or unconscionable award or decision. The costs and expenses of the arbitration shall be paid by the parties in accordance with the decision of the arbitrators.

11. Binding Nature: This Agreement shall be binding upon the parties, and shall inure to the benefit of the parties and their respective successors and, to the extent assignable, their assigns.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the day and year above written.

ATTEST:	FIRST COLUMBIA BANK & TRUST CO.

By:
SECRETARY	CHIEF EXECUTIVE OFFICER

WITNESS:

JEFFREY T. ARNOLD

AMENDMENT TO

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

FOR

JEFFREY T. ARNOLD

PARTIES:

First Columbia Bank & Trust Co., (“Bank”); and

Jeffrey T. Arnold, (“Executive”)

BACKGROUND:

The parties entered into a Supplemental Executive Retirement Agreement (the “Agreement”) on December 15, 2010. The Agreement provides for a supplemental retirement benefit to Executive, subject to certain vesting requirements and other specified terms and conditions. The parties have agreed to amend the Agreement to provide for an additional death benefit as provided below.

TERMS: For valuable consideration and intending to be legally bound, the parties agree as follows:

1.	Paragraphs 10 and 11 of the Agreement are hereby renumbered as Paragraphs 11 and 12. References, if any, to those paragraphs in the Agreement, are hereby amended accordingly.

2.	There is hereby inserted in the Agreement the following Paragraph 10.

10, Split Dollar Benefit.

10.1. Death Before Normal Retirement Age. If Executive dies while actively employed by Bank before reaching the Normal Retirement Age, (defined as attainment of sixty-five years of age) Executive’s designated beneficiary shall receive from the Insurer the Split Dollar death benefit described in this Paragraph 10.1.

10.1.1 Amount of Benefit. The Split Dollar death benefit under Paragraph 10.1 is the amount of $444,000. If such death benefit is paid, no Retirement Benefit under this Agreement will be paid.

10.1.2 Payment of Benefit. The Split Dollar benefit shall be paid to the beneficiary by Insurer, as provided in the Policy and in the split agreement and as reflected in the beneficiary designation.

10.2 Death After Normal Retirement Age, But Before Receipt of Retirement Benefits. If Executive dies after reaching the Normal Retirement Age, but before receiving any Retirement Benefit payments under this Agreement, the Split Dollar death benefit identified in Paragraph 10.1 shall be paid in accordance with Paragraph 10.1.2. If such death benefit is paid, no Retirement Benefit under this Agreement will be paid.

10.3 Death Following Normal Retirement Age, But After Receipt of Retirement Benefit. in the event Executive dies after Normal Retirement Age and after the Executive has received any portion of the Retirement Benefit under the Agreement, the Bank shall continue to pay the Retirement Benefit, as provided in Paragraph 2 of the Agreement, and the Executive, the Executive’s estate and the Executive’s beneficiaries shall have no right to receive the Split Dollar death benefit, and all rights under the endorsements with respect thereto shall be terminated.

10.4 Death After Change of Control. If Executive dies following a Change of Control, but prior to the commencement of the payment of any portion of the Retirement Benefit and provided Executive was actively employed at the time of the Change of Control, Executive’s beneficiary shall be paid the Split Dollar death benefit described in Paragraph 10.1 in accordance with Paragraph 10.1.2. If such death benefit is paid, no Retirement Benefit under this Agreement will be paid,

10.5 Exclusivity of Benefits. Under no circumstance shall the Bank be obligated to pay both any portion of the Retirement Benefit and any portion of the Split Dollar death benefit. Executive acknowledges that receipt of either benefit (the Retirement Benefit or Split Dollar death benefit) precludes receipt of any portion of the other benefit.

10.6 Endorsement. All death benefits paid under this Agreement shall be in accordance with and as designated by the appended endorsement split dollar agreement.

3.	Except as amended hereby, the Agreement shall continue in full force and effect.

SO AGREED, on this 21 day of December, 2011.

WITNESS:	FIRST COLUMBIA BANK & TRUST CO.:

By:
CHIEF EXECUTIVE OFFICER

JEFFREY T. ARNOLD, EXECUTIVE

SECOND AMENDMENT TO

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

FOR

JEFFREY T. ARNOLD

PARTIES:

First Columbia Bank & Trust Co., (“Bank”); and

Jeffrey T. Arnold, (“Executive”)

BACKGROUND:

The parties entered into a Supplemental Executive Retirement Agreement (the “Agreement”) on December 15, 2010 and amended by Amendment dated December 21, 2011 (the “First Amendment”). The Agreement and Amendment provide for a supplemental retirement benefit to Executive, subject to certain vesting requirements and other specified terms and conditions. The parties have agreed to amend the Agreement and first Amendment to provide for an additional benefits as provided below.

TERMS: For valuable consideration and intending to be legally bound, the parties agree as follows:

1.	Paragraph 10.2 of the First Amendment is deleted in its entirety.

2.	There is hereby inserted in the Agreement and First Amendment the following Paragraph 10.2:

10.2 Death After Normal Retirement Age, But Before Receipt of Retirement Benefits. If Executive dies after reaching the Normal Retirement Age, but before receiving any Retirement Benefit payments under this Agreement, the Bank shall pay the Retirement Benefit, as provided in Paragraph 2 of the Agreement, and the Executive, the Executive’s estate and the Executive’s beneficiaries shall have no right to receive the Split Dollar death benefit, and all rights under the endorsements with respect thereto shall be terminated.

3.	Paragraph 7.D (1) (a) and (b) of the Agreement is deleted in its entirety.

4.	There is hereby inserted in the Agreement and First Amendment the following Paragraph 7.D (l) (a)and (b):

D. Non-Competition Provision:

(1) General Rule: Except as provided in the following subparagraph 7(D)(2), Executive shall forfeit his right to any Retirement Benefit not yet paid to Executive, if Executive, without the prior written consent of Bank, at any time during the period encompassing Executive’s employment with Bank and continuing after the termination (regardless of reason) of Executive’s employment with Bank throughout the period the Retirement Benefit would otherwise be payable:

(a) engages in, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise on behalf of any person, firm, corporation or enterprise: (1) the banking (including bank or financial institution holding company), insurance or financial services industry, or (2) any other activity in which Bank engages during the Executive’s employment with Bank in the marketing area (the “Non-Competition Area”), of Bank. The Non-Competition Area is defined for purposes of this Agreement as the area within a thirty (30) mile radius of Bloomsburg, Pennsylvania; or

(b) either directly or indirectly in any capacity whatsoever (a) obtains, solicits, diverts, appeals to, attempts to obtain, attempts to solicit, attempts to divert, or attempts to appeal to any customers, clients or referral sources of Bank to divert their business from the Bank; or, (b) solicits any person who is employed by Bank to leave the employ of Bank. “Customers, clients, and referral sources” shall include all persons who are or were customers, clients or referral sources of Bank at any time during the employment of Executive by the Bank, including employment with Bank that predates this Agreement.

5.	Except as amended hereby, the Agreement and the First Amendment shall continue in full force and effect.

SO AGREED, on this 9 day of January, 2018.

WITNESS:	FIRST COLUMBIA BANK & TRUST CO.:

By:
CHIEF EXECUTIVE OFFICER

JEFFREY T. ARNOLD, EXECUTIVE

THIRD AMENDMENT TO

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

FOR

JEFFREY T. ARNOLD

THIS THIRD AMENDMENT is adopted this 15 day of March , 2022, by and between First Columbia Bank & Trust Co. (the “Bank”) and Jeffrey T. Arnold (the “Executive”).

The Bank and the Executive executed a Supplemental Executive Retirement Agreement dated December 15, 2010 (as amended the “Agreement”) to provide additional benefits to the Executive. The Bank and the Executive now wish to increase those benefits.

Now, therefore, the Bank and the Executive agree as follows:

Paragraph 1 of the Agreement shall be deleted and replaced by the following:

1. Retirement Benefit; Subject to the vesting provisions set forth in Paragraph 2 following and subject to the general limitations set forth in Paragraph 7 following, the Bank shall pay the Executive a supplemental retirement benefit (the “Retirement Benefit”), The fully vested Retirement Benefit shall be Ninety Thousand ($90,000) Dollars per year for a total of fifteen (15) years. Payment of the Retirement Benefit will commence with the first day of the January occurring in the calendar year after Executive attains sixty-five (65) years of age and will be made In equal consecutive monthly payments over the fifteen-year term. The Executive’s date of birth Is January 18, 1967, making the first payment of any vested Retirement Benefit due on January 1, 2033

Paragraph 10.1.1 of the Agreement shall be deleted and replaced by the following:

10.1.1 Amount of Benefit. The Split Dollar death benefit under Paragraph 10,1 is the amount of $644,000. If such death benefit is paid, no Retirement Benefit under this Agreement will be paid.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Third Amendment.

Executive	Bank

By:
	Title;	President/CEO
Per 2|15|22 Board mtg.

FOURTH AMENDMENT TO

SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFIT AGREEMENT

FOR

JEFFREY T. ARNOLD

THIS FOURTH AMENDMENT is adopted as of this 8th day of June 2022, by and between First Columbia Bank & Trust Co. (the “Bank”) and Jeffrey T. Arnold (the “Executive”).

The Bank and the Executive executed a Supplemental Executive Retirement Benefit Agreement dated December 15, 2010 (as subsequently amended, the “Agreement”) to provide additional benefits to the Executive. The Bank and the Executive have agreed to further amend the Agreement as set forth herein.

Now, therefore, the Bank and the Executive agree as follows:

The first sentence of the Introduction provision of the Agreement shall be deleted and replaced by the following:

“Executive, the Bank and CCFNB Bancorp, Inc. (the “Corporation”) have entered into an Employment Agreement dated June 8, 2022 (the “Existing Agreement,” as hereinafter extended, renewed, modified, amended, supplemented or substituted for) pertaining to Executive’s employment as Executive Vice President and Chief Financial Officer of the Corporation and of the Bank.”

Section 2,B of the Agreement shall be deleted and replaced by the following:

“B. Vesting Upon “Change of Control”: In the event of a “Change of Control,” as defined in Section 5(b) of the Existing Agreement, the Retirement Benefit shall fully vest, effective as of the date of the Change of Control, provided that, as of the dale of the Change of Control: (a) Executive shall be in compliance with Executive’s obligations under the Existing Agreement and under this Agreement; and (b) Executive shall be employed as Executive Vice President and Chief Financial Officer of the Corporation and of the Bank.”

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Fourth Amendment.

Executive	Bank

By:
Jeffrey T. Arnold	Title:	Per/CEO